EXHIBIT (99)


                              EASTGROUP PROPERTIES


                                  NEWS RELEASE


FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


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                   EASTGROUP PROPERTIES ANNOUNCES THE SALE OF
                         800,000 SHARES OF COMMON STOCK
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JACKSON,  MISSISSIPPI,  March 28, 2005 -- EastGroup Properties,  Inc. (NYSE-EGP)
announced today that it has agreed to sell 800,000 shares of common stock to Citigroup Global Markets Inc. The Company intends to use the net proceeds of approximately $29.5 million towards the acquisition or development of properties and to repay a portion of mortgage debt obligations due in 2005.

EastGroup Properties, Inc. has granted the underwriter a thirty-day option to purchase up to 120,000 additional shares to cover over-allotments, if any.

Citigroup Global Markets Inc. acted as sole book running manager for the offering. This communication shall not constitute an offer to sell nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration on qualification under the securities laws of any such state or other jurisdiction. A copy of the prospectus relating to these securities may be obtained, when available, from Citigroup Global Markets Inc., Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220.

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with special emphasis in the states of Arizona, California, Florida and Texas. Its strategy for growth is based on its property portfolio orientation toward premier business distribution facilities clustered near major transportation features. EastGroup's portfolio currently includes 21 million square feet with an additional 584,000 square feet of properties under development.


                                     -MORE-
                     P. O. Box 22728 Jackson, MS 39225-2728
                      Tel.: 601-354-3555-Fax: 601-352-1441

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Certain  statements  in this release are  forward-looking  and as such are based upon the Company's current belief as to the outcome and timing of future events. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the demand for and market acceptance of the Company's properties for rental purposes; the amount and growth of the
Company's  expenses;   tenant  financial  difficulties;   and  general  economic
conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties, the risks associated with the development of real property, and other risks and uncertainties detailed from time to time in the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the
Company's   results  could  differ   materially  from  those  expressed  in  the
forward-looking statements.

EastGroup  Properties,  Inc. press releases are available at  www.eastgroup.net.



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                      P.O. BOX 22728 JACKSON, MS 39225-2728
                       TEL: 601-354-3555 FAX: 601-352-1441